Exhibit (f)

LETTER OF CONFIRMATION

We hereby confirm that by the resolution of the Board of Directors of Turkcell Ìletişim Hizmetleri A.Ş. dated 28 November 2018 and numbered 1531, the following decision has been taken and the resolution has been manually signed by each of the members of the Company's Board of Directors named below:

Mr. Muhterem Kaan Terzioglu and Mr. Osman Yilmaz have been appointed to act jointly, to act as true and lawful attorney-in-fact and agent of board members AHMET AKCA, ATILLA KOC, MEHMET HILMI GÜLER, INGRID MARIA STENMARK, MUSTAFA KIRAL and HASAN TUVAN YALIM, with full power of substitution, for him/her and in his/her name, place and stead, in any and all such capacities, to sign the new Form F-6 of the Company, and in both cases any and all Statement or any amendments to the existing Form F-6 of the Company, and in both cases any and all amendments, including post-effective amendments, and supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Zeynel Korhan Bilek
Zeynel Korhan Bilek
Investor Relations and Mergers & Acquisitions Director
Turkcell Ìletişim Hizmetleri A.Ş.

/s/ Emre Alpman
Emre Alpman
Corporate Governance and Anti-Corruption Program Officer
Turkcell Ìletişim Hizmetleri A.Ş.